UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2005

Sun Microsystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15086	94-2805249
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4150 Network Circle Santa Clara, California	95054-1778
(Address of Principal Executive Offices)	(Zip Code)

(650) 960-1300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreement

Adoption of U.S. Vice President Severance Plan.

On June 23, 2005, the Leadership Development and Compensation Committee (the “LDCC”) of Sun Microsystems, Inc. (the “Company”) approved the Company’s U.S. Vice President Severance Plan (the “Severance Plan”), which will go into effect on July 1, 2005. The Severance Plan is available to the Company’s U.S. employees at the level of vice president or above. Under the Severance Plan, in the event a participant’s employment is terminated as a result of a workforce reduction, retirement, mutual agreement or involuntary termination without cause, the participant will be entitled to remain on the Company’s payroll and receive career service assistance for specified periods following notice of termination. In addition, in the event a participant is terminated as a result of his or her retirement, the participant’s stock options will continue to vest for a specified number of months. Finally, if a participant signs a form of release and waiver upon his or her termination, the participant will receive a lump-sum cash payment of a specified number of weeks of pay and a specified number of weeks of COBRA premiums, based upon years of service and position.

Form of Stock Option Grant Agreement for U.S. Employees Under the Company’s 1990 Long-Term Equity Incentive Plan.

On April 28, 2005, the LDCC approved a form of stock option grant agreement for U.S. employees (the “Grant Agreement”) under the Company’s 1990 Long-Term Equity Incentive Plan (the “1990 Plan”). The Grant Agreement has the same terms as the prior form of stock option grant agreement under the 1990 Plan, except for the addition of a non-solicitation clause and an at-will employment clause.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Form of Stock Option Grant Agreement for U.S. Employees Under the Company’s 1990 Long-Term Equity Incentive Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2005

SUN MICROSYSTEMS, INC.

By:	/s/ Crawford Beveridge
Crawford Beveridge
Executive Vice President, People and
Places, and Chief Human Resources Officer

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